Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR ANNOUNCES NEW REPORTING SEGMENTS

IRVING, TEXAS — April 14, 2016 — Fluor Corporation (NYSE: FLR) today announced that it will change the reporting of its financial results to better reflect the diverse end markets Fluor serves.  Starting with first quarter results that will be released on May 5, 2016, the company will report its financial results based on the following business segments:

•                  Energy, Chemicals & Mining: This commodity-related segment will focus on opportunities in the upstream, downstream, chemical, petrochemical, offshore, LNG, pipeline and mining markets.

•                  Industrial, Infrastructure & Power: This segment includes the markets of infrastructure, power and life sciences & advanced manufacturing, which predominately contract on a fixed-price basis.

•                  Maintenance, Modification & Asset Integrity: This services-related segment, which is heavily focused on operating expense (OpEx) related spending, includes the activities associated with the recent acquisition of Stork combined with Fluor’s existing operations and maintenance activities, its equipment rental-related company (AMECO), its temporary staffing organization (TRS), and Power Services.

•                  Government: The Government segment remains unchanged.

The following table shows the new reporting segments compared to the prior reporting structure:

Old	New

Segment: Oil & Gas	Segment: Energy, Chemicals & Mining
Includes: Upstream, downstream, refining, chemical, petrochemical, offshore, LNG and pipeline	Includes: Upstream, downstream, refining, chemical, petrochemical, offshore, LNG, pipeline and mining

Segment: Industrial & Infrastructure	Segment: Industrial, Infrastructure & Power
Includes: Infrastructure, Mining, Industrial Services - Life Sciences & Advanced Manufacturing, Operations & Maintenance (Fluor legacy)	Includes: Infrastructure, Power EPC, NuScale, Life Sciences & Advanced Manufacturing

Segment: Power	Power EPC and NuScale included in Industrial, Infrastructure & Power
Includes: Power EPC, Power Services (Fluor legacy), NuScale	Power Services (Fluor legacy) included in MMAI

Segment: Global Services	Segment: Maintenance, Modification & Asset Integrity (MMAI)
Includes: AMECO, TRS	Includes: Stork (incl. Fluor legacy O&M), AMECO, TRS, Power Services (Fluor legacy),

Segment: Government	Segment: Government

Financial Information

Unaudited segment information by quarter and year for 2014 and 2015 under the new reporting structure will be available in an 8-K filed today and on the company’s web site at http://investor.fluor.com.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served clients by delivering innovative and integrated solutions for our clients across the globe. With headquarters in Irving, Texas, Fluor ranks 136 on the FORTUNE 500 list with revenue of $18.1 billion in 2015 and has 59,000 employees worldwide. For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.